Exhibit 10.1
[Superior Energy Services, Inc. letterhead]
December 10, 2010
Mr. Terence E. Hall
601 Poydras Street
Suite 2400
New Orleans, LA 70130
     Re: Termination of Executive Chairman Agreement
Dear Terry:
     This letter agreement sets forth our mutual understanding with respect to the termination of the Executive Chairman Agreement dated effective April 28, 2010 (the “Executive Chairman Agreement”), between Superior Energy Services, Inc. (the “Company”) and you, effective as of December 10, 2010 (the “Effective Date”). In consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you agree that:
1.	The Executive Chairman Agreement will be terminated as of the Effective Date and from and after the Effective Date, neither the Company nor you shall have any further obligation to each other by reason of the covenants or agreements contained in the Executive Chairman Agreement;

2.	As of the Effective Date, you will continue to serve as Chairman of the Board of Directors of the Company, but you will no longer serve as an employee of the Company without any further action by either the Company or you. As Chairman of the Board, you will continue to have use of the corporate airplane under the same terms and conditions that existed during your tenure as Executive Chairman, and will continue to have the use of an office and support staff in fulfilling your duties as a Chairman of the Board and senior advisor to the Company;

3.	The Board of Directors of the Company will nominate you for re-election to the Board of Directors at the Company’s annual meeting held in 2011;

4.	The effective date of that certain Senior Advisor Agreement dated effective May 20, 2011 (the “Senior Advisor Agreement”) between the Company and you will be accelerated to December 11, 2010, and except as provided herein, you will have all rights and privileges afforded you under that agreement, including the provision of medical coverage under Section 4(b), which includes participation in

Terence E. Hall
December 10, 2010

Execucare; however, you will not receive the advisory fee under Section 4(a) of the Senior Advisor Agreement prior to May 20, 2011;

5.	The Company will pay to you $371,844, representing the base salary and car allowance you would have received under the Executive Chairman Agreement through May 20, 2011, less any taxes required to withheld, payable as follows: $219,411 shall be paid on the Effective Date, and the remaining $152,433 shall be paid on April 21, 2011;

6.	You will remain eligible to receive an annual bonus under the Company’s annual bonus program for the full fiscal year 2010, which bonus will be paid out in accordance with the terms of the annual bonus program based on the Company’s achievement of the applicable performance objectives for 2010;

7.	You will remain eligible to receive a pro-rata annual bonus under the Company’s annual bonus program for fiscal year 2011 as set forth in the Executive Chairman Agreement, which bonus shall be calculated as 140/365 times the amount of the annual bonus you would have received had you been employed during all of fiscal year 2011, and such bonus will be paid out in accordance with the terms of the annual bonus program based on the Company’s achievement of the applicable performance objectives established for 2011;

8.	Pursuant to the terms of the Company’s Supplemental Executive Retirement Plan (“SERP”), you will receive a credit for 2010 based on the salary you receive in 2010 (including the portion of the payment on the Effective Date that is attributable to salary), which credit will be made in 2011, at the same time credits are made to other participants in the SERP;

9.	You will receive a credit under the Company’s SERP for 2011 based on the bonus payments you receive in 2011 and the payments you receive in 2011 in lieu of your 2011 base salary, which credit will be made in 2012, at the same time credits are made to other participants in the SERP;

10.	All of your outstanding unvested stock options and restricted stock will fully vest as of the Effective Date, and except as otherwise provided herein, all other terms and conditions of your outstanding stock option agreements and restricted stock agreements will remain in full force and effect;

11.	You will receive an additional five months employment credit under your outstanding performance share units as of the Effective Date, and except as otherwise provided herein, all other terms and conditions of your outstanding performance share unit agreements will remain in full force and effect; and

Terence E. Hall
December 10, 2010

12.	Except as otherwise provided herein, from and after the Effective Date, each of the Company and you hereby fully release and forever discharge the other party from any and all claims and liabilities, whether known or unknown, foreseen or unforeseen, in contract or tort, that either may have against the other relating to the early termination of the Executive Chairman Agreement.
     With respect to any payments required to be made by the Company to you pursuant to this letter agreement, you acknowledge and agree that the timing of any such payments will be structured to comply with Internal Revenue Code Section 409A, and that the Company is authorized to withhold, and to pay over to any federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code or any provisions of any other federal, state or local law.
     If the foregoing is acceptable to you, please execute this letter agreement in the appropriate space provided below and return an executed counterpart to my attention whereupon it will become a valid, legal and binding agreement between the Company and you.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ David D. Dunlap
David D. Dunlap
Chief Executive Officer

Accepted and Agreed as of the date set forth above:

/s/ Terence E. Hall
Terence E. Hall